Exhibit 99.1

                  VaxGen Appoints James M. Cunha as Interim CFO

      BRISBANE, Calif. - April 1, 2004 - VaxGen, Inc. (Nasdaq: VXGN) announced today that James M. Cunha has been appointed as the company's Interim Chief Financial Officer. Mr. Cunha is a former managing partner with Arthur Andersen LLP. He is a Certified Public Accountant and holds an MBA from the Haas School of Business at the University of California at Berkeley.

      "Jim is smart, experienced and has the leadership required to ensure that our Finance and Administration department has the necessary systems and personnel to keep pace with the rapid growth at VaxGen," said Lance K. Gordon, Ph.D., the company's chief executive officer. Mr. Cunha served most recently as managing director of Management & Capital Group, where he provided corporate governance consulting services to a variety of clients. Previously, he served for 27 years at Arthur Andersen and was Office Managing Partner at the time of his departure in 2002. Among his responsibilities, Mr. Cunha led an office of 160 people and was the Global Managing Partner overseeing the firm's account with Cardinal Health Inc., a Fortune 20 company.

      Mr. Cunha is expected to serve in an interim position until the company names a permanent Chief Financial Officer. Mr. Cunha replaces Carter A. Lee, whose departure was announced in January but who stayed with the company until March 31, 2004 to assist with the transition. Mr. Lee is departing the company to join two other former senior executives of VaxGen to pursue the formation of a not-for-profit foundation for the advancement of HIV vaccine research and development.

      About VaxGen

      VaxGen, Inc. is a biopharmaceutical company engaged in the development, manufacture and commercialization of biologic products for the prevention and treatment of human infectious diseases. Based in Brisbane, Calif., the company is developing preventive vaccines against anthrax, smallpox and plague and an anthrax monoclonal antibody through an alliance with Avanir Pharmaceuticals. VaxGen also is the largest shareholder in Celltrion, Inc., a joint venture formed to build operations for the manufacture of biopharmaceutical products, including VaxGen's product candidates. For more information, please visit the company's web site at: www.vaxgen.com.

NOTE: This press release contains "forward-looking statements" within the meaning of the federal securities laws. These forward-looking statements include without limitation, VaxGen's ability to hire a permanent Chief Executive Officer, the timing and progress of completion of development efforts for VaxGen's anthrax, smallpox or plague vaccine candidates; future uses of its manufacturing subsidiary; the Company's ability to obtain future government contracts; and the timing and progress of U.S. government spending on biodefense vaccines. These statements

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are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. Reference should be made to
Item 1 of the company's Annual Report on Form 10-K filed by VaxGen on March 30, 2004, under the heading "Additional Business Risks " for a more detailed description of such factors. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. VaxGen undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release except as required by law.

Contact:
Kesinee Angkustsiri Yip
Associate Director, Corporate Communications
Office: 650-624-2304
kyip@vaxgen.com